Exhibit 10.9

Strategic Cooperation Agreement

by and between

Fujian Chuancheng Digital Technology Limited

and

Shenzhen Luoxi Technology Co., Ltd.

Signing Place: Shenzhen

Signed on: January 16, 2023

Party A: Fujian Chuancheng Digital Technology Limited

Address: Building A, Wangxun Intelligent Center Building, No. 11 Keji East Road, Shangjie Town, Minhou County, Fuzhou

Tel.:

Legal Representative: Qi Xiaoyu

Party B: Shenzhen Luoxi Technology Co., Ltd.

Address: 6/F, No. 1 Plant, Jiuwei No. 2 Industrial Zone, Jiuwei Community, Hangcheng Sub-district, Baoan District, Shenzhen

Tel.:

Legal Representative: Luo Guichang

Whereas:

In order to increase the profits of the partners, create and develop new markets through cooperation, and accelerate product development and market entry, Party A and Party B, through friendly negotiation, have entered into the following agreement with respect to the establishment of long-term and comprehensive strategic partnership, resource sharing and common development, in accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations and on the basis of the principle of equality, mutual benefit and mutual supplementary of advantages:

Article 1 Establishment of Strategic Partnership

Both parties agree to establish a strategic partnership to carry out comprehensive cooperation in various fields under the premise of complying with the requirements of laws and regulations, make every endeavor to reduce costs of or increase benefits for each other, and undertake to provide high-quality, efficient and personalized services to each other and their clients.

(I) Both parties agree that the establishment of a strategic partnership will help them complement each other’s advantages, share resources, improve business quality, consolidate their relationships with clients, and drive and promote the rapid growth and comprehensive progress of both parties’ businesses.

(II) The business cooperation between the parties shall not affect their respective search for other partners in the same or wider fields, and either party shall respect the interests and reputation of the other party during its cooperation with other institutions.

(III) Both parties shall strictly abide by national laws and regulations, and carry out business cooperation based on the basic principles of “compliance with laws and regulations, mutual supplementary of advantages, mutual benefit and risk sharing”.

(IV) During the business cooperation, both parties shall maintain the image and reputation of the other party and respect the other party’s business system and business processing practices.

Article 2 Main Cooperation Fields

1. Party A and Party B are permitted to utilize their respective resource advantages and professional advantages to establish a strategic partnership.

2. The admission of emerging brands and the expected strategic cooperation in the future

2.1	Party A does not directly produce private label 3C electronic products, but entrust Party B with production, including product brand (SESEETOP) LOGO silk screen printing.

2.2	During the cooperation, both parties shall fully strengthen the cooperation based on their respective professional advantages, as well as their technical, management and brand advantages in the business field.

2.3	Party B shall provide an after-sales service guarantee for the products for 12 months. During the warranty period, if the product has any quality problem, which is not caused by man-made damage as inspected by Party B, Party B shall provide free after-sales service.

2.4	Party B shall guarantee that the price quoted by it to Party A is the best compared with those quoted to similar customers.

2.5	Party B shall carry out production in strict accordance with Party A’s certified product quality standards, and shall not arbitrarily change any confirmed product raw materials, software, and motherboard schemes of Party A.

2.6	Party A and Party B will establish a close and efficient information communication channel, and the management will meet and communicate with each other from time to time. Both parties shall assign a person specially responsible for business docking.

2.7	Under this strategic cooperation framework, both parties shall make every effort to promote the implementation of the cooperation hereunder, and a supplementary agreement may be executed by the two parties separately for the specific cooperation details of relevant products.

2.8	Both parties may publicize themselves as strategic partners of each other, provided that both parties shall maintain each other’s goodwill.

Article 3 Communication Mechanism

In order to actively implement this Agreement and keep information flowing freely between the parties, Party A and Party B shall establish and maintain a long-term and effective communication and coordination mechanism, establish a regular reporting system, a regular training exchange system, and a work group, and subdivide job responsibilities.

Article 4 Confidentiality/Non-disclosure

1.	The information contained in this Agreement is confidential.

2.	During the term of this Agreement and upon its termination, neither Party A nor Party B shall disclose any business information hereunder to any third party. All materials and information shall be kept strictly confidential.

4.	Party B and its designated personnel shall guarantee that their employees will keep confidential all information hereunder related to Party A’s sales, business, customer, market and technology during their commercial intercourses.

5.	During and after the expiration of this Contract, Party B shall keep confidential the relevant materials delivered by Party A and all kinds of data and information in the operating system. If Party B’s employees use or disclose the aforesaid confidential information, Party B shall pay Party A corresponding liquidated damages (the amount of such liquidated damages may be confirmed by both parties through negotiation). If Party A suffers significant losses caused thereby, Party A reserves the right to settle such case through legal means.

Article 5 Term and Termination of Agreement

5.1	This Agreement shall take effect after the legal representatives (persons-in-charge) of the parties or their authorized agents affix their signatures and official seals contracts hereto. This Agreement shall be valid for [five] years and shall come into force from the date when it is affixed with seals. Upon expiration of the term, this Agreement shall be automatically renewed for one year each time if no written objection is raised by the parties. If either party intends to terminate this Agreement upon expiration thereof, it shall give a written notice three months prior to such termination.

5.2	The provisions of this Agreement concerning confidentiality and dispute settlement, and the rights and obligations pending on the termination date of this Agreement shall survive the termination of this Agreement.

Article 6 Representations and Warranties

Party A and Party B represent and warrant to each other:

1.	The business and services previously and currently conducted and provided by Party A and Party B comply with the applicable laws and regulations of the People’s Republic of China and relevant countries.

2.	Party A and Party B will comply with all laws, regulations and industry requirements applicable to their business and services, and have obtained any licenses and approvals required to conduct business and provide services.

Article 7 Force Majeure

1.	If Party B is unable to perform the services due to force majeure, it shall immediately notify Party A and take effective measures to minimize the loss.

2.	In case of occurrence of any force majeure event during the provision of the services, thus resulting in any product defect, Party B shall immediately notify Party A of the force majeure event and provide a detailed report within [10] days, so that Party A can make insurance claims.

3.	Both parties hereby agree and understand that force majeure events in operation include civil war, foreign war, revolution, riot, waterway obstruction, project loss, blockade, navigation obstruction, and all legally regulated and recognized events that may pose a risk to delivery.

4.	The occurrence of force majeure does not mean that the contracting parties are permitted not perform their obligations hereunder, unless the performance becomes impossible due to operation obstruction.

Article 8 Dispute Settlement

Any dispute arising from or in connection with this Agreement shall be settled by the parties through friendly negotiation. If such negotiation fails, a lawsuit may be filed with the people’s court of the location of either party.

Article 9 Supplementary Provisions

6.1	This Agreement shall serve as the overall framework agreement for the parties to carry out business cooperation. Both parties shall actively implement the contents of this Agreement in accordance with the guiding spirit of this Agreement and in compliance with laws and regulations, and shall separately execute an agreement or contract for specific business according to the specific business cooperation.

6.2	Both parties may, through negotiation, sign a separate written explanation for the cooperation business hereunder and the relevant commercial terms hereof if they are imperfect. The written explanation shall be attached hereto as an appendix, which shall form an integral part of this Agreement. Unless otherwise stated, the terms and conditions of this Agreement shall also apply to the appendixes hereto. In case of any discrepancies between the terms of the appendixes and this Agreement, the explanation in the appendixes shall prevail.

6.3	For modification and termination of the Agreement and other matters not covered herein, the parties shall execute a supplementary agreement after reaching a consensus through negotiation.

6.4	This Agreement is made out in duplicate, with Party A and Party B holding one counterpart each. Each counterpart of this Agreement shall have the same legal effect. This Agreement shall take effect after the two parties affix their seals hereto.

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